Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-222512) of our reports dated March 23, 2017, except for Note 4 as to which the date is January 11, 2018, on our audits of the consolidated financial statements of First West Virginia Bancorp, Inc. as of and for the years ended December 31, 2016 and 2015, and our report dated March 27, 2015, except for Note 4 as to which the date is January 11, 2018 on our audit of the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of First West Virginia Bancorp, Inc. for the year ended December 31, 2014. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Indianapolis, Indiana
February 16, 2018